Exhibit (17)(g)

ANNUAL REPORT / JULY 31, 2008

Legg Mason Partners

Convertible Fund

Managed by	CLEARBRIDGE ADVISORS

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Fund objective

The Fund seeks current income and capital appreciation.

What’s inside

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc.

Fund overview

Q. What is the Fund’s investment strategy?

A. The Fund seeks current income and capital appreciation. Under normal market conditions, the Fund invests at least 80% of the value of its net assets, plus any borrowings for investment purposes, in convertible securities. These are either bonds or preferred shares which may be converted into common stock or other equity interests of the issuer at a predetermined price or rate. The Fund also may invest up to 20% of its assets in “synthetic convertible securities,” equity securities and debt securities that are not convertible. Synthetic convertible securities are created by combining non-convertible preferred shares or debt securities with common stocks, warrants or call options. These synthetic instruments are designed to perform like convertible securities.

The Fund may invest up to 25% of its assets in foreign securities. The Fund may invest in securities rated below investment grade or, if unrated, determined by the subadviser to be of comparable quality. These securities are commonly known as “junk bonds” because they are rated in the lower rating categories by nationally recognized statistical rating organizations or, if unrated, determined by the subadviser to be of similar credit quality.

In evaluating a convertible security, the portfolio manager analyzes both the equity and the fixed-income characteristics of the security.

Equity characteristics the portfolio manager looks for include:

•	Companies with potential for real, sustainable growth

•	Companies with competent and accessible management

•	Companies with favorable cash flow

•	Securities of companies in which the portfolio manager believes the underlying common stock has the potential for significant appreciation over a 12-18 month period

Fixed-income characteristics the portfolio manager looks for include:

•	Favorable financial condition and capital structure

•	Securities structured in a manner that reduces risk

•	Securities where the yield more than compensates for the degree of risk

Q. What were the overall market conditions during the Fund’s reporting period?

A. The start of the Fund’s fiscal year in August of 2007 coincided with the beginning of the rise in default rates in the subprime mortgage market, which rapidly escalated into a broader credit crisis for the U.S. The ensuing credit crunch and the subsequent bursting of the domestic housing market bubble, combined with weakening economic data, record high energy prices,

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Fund overview continued

and signs of softening consumer spending — in the face of increasing inflation — pushed both the equity and fixed-income markets into bear market territory during the period. The U.S. stock market endured double-digit losses for the 12-month period ended July 31, 2008, as measured by several major market indexes. The blue-chip Dow Jones Industrial Average (“DJIA”)i lost 11.71% for the period and the broader S&P 500 Indexii was down 11.09% for the fiscal year. The convertible market, as measured by the Merrill Lynch All Convertibles Indexiii, lost ground during the year producing a loss of 7.06% for the period. The convertible market outperformed many of the major equity market indexes, demonstrating once again the potential value of convertibles as a tool to help reduce volatility in both up and down markets.

Q. How did we respond to these changing market conditions?

A. The disruption in the credit markets that started in August of 2007 and lasted for the entire reporting period had its greatest impact on the Financials sector of the Fund. As a result of an underweight position in the Financials sector, the negative impact to returns was mitigated. At the beginning of the period, the Fund had only 15.4% of its assets invested in this sector, compared to 20.5% for the overall convertible market (as measured by the Merrill Lynch All Convertibles Index). New issue activity in the convertible market increased significantly from financial institutions that were under pressure to raise additional capital to shore up balance sheets that had been weakened by write-offs. With the increase in paper from new issuance and substantial decline in prices of existing financial securities, we were afforded the opportunity to increase holdings in the sector at, what we considered, very attractive levels. By fiscal year end, the sector stood at 20.6% of Fund assets, though still underweight the overall market, which was at 26.7%.

The general decline in equity prices over the year, combined with the increase in credit spreads in the high-yield market (these spreads increased from 419 basis points to 800 basis points during the reporting period) enabled us to purchase higher-yielding convertible instruments. As such, the regular monthly dividend of the Class A shares, which stood at 2.0 cents per share at the beginning of the year, was increased to 3.25 cents per share by year end.

Performance review

For the 12 months ended July 31, 2008, Class A shares of Legg Mason Partners Convertible Fund, excluding sales charges, returned -6.65%. The Fund’s unmanaged benchmark, the Merrill Lynch All Convertibles Index, returned -7.06% for the same period. The Lipper Convertible Securities Funds Category Average1 returned -5.44% over the same time frame.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the 12-month period ended July 31, 2008, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 64 funds in the Fund’s Lipper category, and excluding sales charges.

2	Legg Mason Partners Convertible Fund 2008 Annual Report

PERFORMANCE SNAPSHOT as of July 31, 2008 (excluding sales charges) (unaudited)
	6 MONTHS	12 MONTHS
Convertible Fund — Class A Shares	-1.66%	-6.65%
Merrill Lynch All Convertibles Index	-5.37%	-7.06%
Lipper Convertible Securities Funds Category Average[1]	-3.62%	-5.44%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.
Excluding sales charges, Class B shares returned -1.87%, Class C shares returned -1.95% and Class I shares returned -1.45% over the six months ended July 31, 2008. Excluding sales charges, Class B shares returned -7.12%, Class C shares returned -7.31% and Class I shares returned -6.28% over the 12 months ended July 31, 2008. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.
Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.
TOTAL ANNUAL OPERATING EXPENSES (unaudited)
As of the Fund’s most current prospectus dated November 1, 2007, the gross total operating expense ratios for Class A, Class B, Class C and Class I shares were 1.29%, 1.83%, 2.05% and 0.92%, respectively.
As a result of an expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets will not exceed 1.17% for Class A shares, 1.71% for Class B shares, 1.89% for Class C shares and 0.78% for Class I shares. These expense limitations may be reduced or terminated at any time.

Q. What were the leading contributors to performance?

A. The leading sector contributor to Fund performance for the year ended July 31, 2008 was the Energy sector, which was the sixth largest sector in the Fund at the beginning of the period and fifth largest at the period’s end. Given the rapid rise in oil and gas prices to new record highs during the year, the strong performance of the Fund’s positions in the Energy sector came as no surprise. Individual performance leaders in the sector included positions in domestic oil and gas drilling and production company GMX Resources Inc., offshore oil and gas drilling and drilling services providers Pride International Inc. and Diamond Offshore Drilling Inc. The second largest contributor to performance for the period was the Health Care sector, which was the largest sector position at the start of the year but only the fourth largest at the end of the period, including positions in

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the period ended July 31, 2008, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 71 funds for the six-month period and among the 64 funds for the 12-month period in the Fund’s Lipper category, and excluding sales charges.

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Fund overview continued

biopharmaceutical developer BioMarin Pharmaceuticals Inc., drug discovery and development company Incyte Corp. and another biopharmaceutical company working to discover, develop and commercialize therapeutic treatments for life-threatening diseases Gilead Sciences Inc., which was sold over the course of the reporting period.

Q. What were the leading detractors from performance?

A. The Financials sector, which rose from its position as the fourth largest sector in the Fund to the first during the course of the reporting period, was the greatest detractor from Fund performance for the second year in a row. The worst individual performance in the sector was our position in BankUnited Financial Corp., a Florida banking institution, along with our positions in Countrywide Financial, a mortgage lender that was acquired by Bank of America at the end of the fiscal period, and E*TRADE Financial Corp., a financial services company offering investments and trading as well as banking and other related services. The second greatest detractor for the period was the Consumer Discretionary sector. In terms of individual positions, our holdings in regional theme park operator Six Flags Inc., specialty retailer of men’s suits Men’s Wearhouse Inc. and specialty women’s apparel retailer Charming Shoppes Inc. were the greatest detractors from Fund performance in the sector.

Q. Were there any significant changes to the Fund during the reporting period?

A. There were no significant changes made to the Fund during the reporting period.

Thank you for your investment in Legg Mason Partners Convertible Fund. As always, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Peter D. Luke

Portfolio Manager

ClearBridge Advisors, LLC

August 19, 2008

4	Legg Mason Partners Convertible Fund 2008 Annual Report

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of July 31, 2008 and are subject to change and may not be representative of the portfolio manager’s current or future investments. The Fund’s top 10 holdings (as a percentage of net assets) as of this date were: AAR Corp. (2.6%), Euronet Worldwide Inc. (2.5%), BankUnited Capital Trust (2.4%), GMX Resources Inc. (2.3%), CapitalSource Inc. (2.3%), Henry Schein Inc. (2.2%), Digital Realty Trust Inc. (2.2%), Yingli Green Energy Holding Co. Ltd. (2.1%), WESCO International Inc. (2.0%) and NII Holdings Inc., 2.750% due 8/15/25 (2.0%). Please refer to pages 11 through 16 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. The Fund’s top five sector holdings (as a percentage of net assets) as of July 31, 2008 were: Financials (20.3%), Industrials (19.2%), Information Technology (15.3%), Health Care (12.7%) and Energy (11.0%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Convertible securities are subject to stock market, credit and interest rate risks. Investments in bonds are subject to interest rate and credit risks. As interest rates rise, bond prices fall, reducing the value of the Fund’s share price. Investing in foreign securities is subject to certain risks not associated with domestic investing, such as currency fluctuations, and changes in political and economic conditions. These risks are magnified in emerging or developing markets. High-yield bonds involve greater credit and liquidity risks than investment grade bonds. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]

The Dow Jones Industrial Average (“DJIA”) is a widely followed measurement of the stock market. The average is comprised of 30 stocks that represent leading companies in major industries. These stocks, widely held by both individual and institutional investors, are considered to be all blue-chip companies.

ii	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.

iii

The Merrill Lynch All Convertibles Index is a widely used, unmanaged index that measures convertible securities’ performance. It measures the performance of U.S. dollar-denominated convertible securities not currently in bankruptcy with a total market value greater than $50 million at issuance.

Legg Mason Partners Convertible Fund 2008 Annual Report	5

Fund at a glance (unaudited)

INVESTMENT BREAKDOWN (%) As a percent of total investments — July 31, 2008

6	Legg Mason Partners Convertible Fund 2008 Annual Report

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on February 1, 2008 and held for the six months ended July 31, 2008.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table together with the amount you invested to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

BASED ON ACTUAL TOTAL RETURN[1]
	ACTUAL TOTAL RETURN WITHOUT SALES CHARGES[2]	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[3]
Class A	(1.66)%	$1,000.00	$983.40	1.17%	$5.77
Class B	(1.87)	1,000.00	981.30	1.71	8.42
Class C	(1.95)	1,000.00	980.50	1.89	9.31
Class I	(1.45)	1,000.00	985.50	0.78	3.85

[1]	For the six months ended July 31, 2008.

[2]

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

[3]

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year then divided by 366.

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Fund expenses (unaudited) continued

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

BASED ON HYPOTHETICAL TOTAL RETURN[1]
	HYPOTHETICAL ANNUALIZED TOTAL RETURN	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[2]
Class A	5.00%	$1,000.00	$1,019.05	1.17%	$5.87
Class B	5.00	1,000.00	1,016.36	1.71	8.57
Class C	5.00	1,000.00	1,015.47	1.89	9.47
Class I	5.00	1,000.00	1,020.98	0.78	3.92

[1]	For the six months ended July 31, 2008.

[2]

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 366.

8	Legg Mason Partners Convertible Fund 2008 Annual Report

Fund performance (unaudited)

AVERAGE ANNUAL TOTAL RETURNS[1]
	WITHOUT SALES CHARGES[2]
	CLASS A	CLASS B	CLASS C	CLASS I
Twelve Months Ended 7/31/08	(6.65)%	(7.12)%	(7.31)%	(6.28)%
Five Years Ended 7/31/08	6.43	5.86	5.66	6.84
Ten Years Ended 7/31/08	4.86	4.32	4.06	5.31

	WITH SALES CHARGES[3]
	CLASS A	CLASS B	CLASS C	CLASS I
Twelve Months Ended 7/31/08	(12.04)%	(11.27)%	(8.14)%	(6.28)%
Five Years Ended 7/31/08	5.18	5.70	5.66	6.84
Ten Years Ended 7/31/08	4.25	4.32	4.06	5.31

CUMULATIVE TOTAL RETURNS[1]
	WITHOUT SALES CHARGES[2]
Class A (7/31/98 through 7/31/08)		60.80%
Class B (7/31/98 through 7/31/08)		52.59
Class C (7/31/98 through 7/31/08)		48.88
Class I (7/31/98 through 7/31/08)		67.80

[1]

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

[2]

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable CDSC with respect to Class B and C shares.

[3]

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 5.75%; Class B shares reflect the deduction of a 5.00% CDSC, which applies if shares are redeemed within one year from purchase payment and declines by 1.00% per year until no CDSC is incurred. Class C shares reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.

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Historical performance (unaudited)

VALUE OF $10,000 INVESTED IN CLASS B SHARES OF LEGG MASON PARTNERS CONVERTIBLE FUND
VS. MERRILL LYNCH ALL CONVERTIBLES INDEX AND LIPPER CONVERTIBLE SECURITIES FUNDS
CATEGORY AVERAGE† — July 1998 - July 2008

†	Hypothetical illustration of $10,000 invested in Class B shares on July 31, 1998, assuming the reinvestment of all distributions, including returns of capital, if any, at net asset value through July 31, 2008. The Merrill Lynch All Convertibles Index is a widely used, unmanaged index that measures convertible securities’ performance. It measures the performance of U.S. dollar-denominated convertible securities not currently in bankruptcy with a total market value greater than $50 million at issuance. The Index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index. The Lipper Convertible Securities Funds Category Average is composed of the Fund’s peer group as of July 31, 2008, investing in convertible securities. The performance of the Fund’s other classes may be greater or less than the Class B shares’ performance indicated on this chart, depending on whether greater or lesser sales charges and fees were incurred by shareholders investing in the other classes.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

10	Legg Mason Partners Convertible Fund 2008 Annual Report

Schedule of investments

July 31, 2008

LEGG MASON PARTNERS CONVERTIBLE FUND
FACE AMOUNT	SECURITY	VALUE

CONVERTIBLE BONDS & NOTES — 75.8%
CONSUMER DISCRETIONARY — 6.3%
	Auto Components — 1.1%
$700,000	Standard Motor Products Inc., Subordinated Debentures, 6.750% due 7/15/09	$645,750
	Household Durables — 1.8%
1,400,000	Beazer Homes USA Inc., Senior Notes, 4.625% due 6/15/24	1,053,500
	Specialty Retail — 2.4%
1,100,000	Charming Shoppes Inc., Senior Notes, 1.125% due 5/1/14(a)	698,500
	Pier 1 Imports Inc., Senior Notes:
650,000	6.375% due 2/15/36(a)	499,687
350,000	6.375% due 2/15/36	269,063
	Total Specialty Retail	1,467,250
	Textiles, Apparel & Luxury Goods — 1.0%
800,000	Iconix Brand Group Inc., Senior Subordinated Notes, 1.875% due 6/30/12	606,000
	TOTAL CONSUMER DISCRETIONARY	3,772,500
CONSUMER STAPLES — 2.5%
	Food & Staples Retailing — 2.5%
1,200,000	Pantry Inc., Senior Subordinated Notes, 3.000% due 11/15/12	874,500
850,000	Rite Aid Corp., Senior Notes, 8.500% due 5/15/15	664,063
	TOTAL CONSUMER STAPLES	1,538,563
ENERGY — 8.3%
	Energy Equipment & Services — 4.4%
400,000	Cameron International Corp., Senior Notes, 2.500% due 6/15/26	604,500
300,000	Halliburton Co., Senior Notes, 3.125% due 7/15/23	718,125
250,000	Nabors Industries Inc., Senior Notes, 0.940% due 5/15/11	263,125
1,000,000	Transocean Inc., Senior Notes, 1.500% due 12/15/37	1,072,500
	Total Energy Equipment & Services	2,658,250
	Oil, Gas & Consumable Fuels — 3.9%
700,000	GMX Resources Inc., Senior Notes, 5.000% due 2/1/13(a)	1,412,250
1,000,000	Parker Drilling Co., Senior Notes, 2.125% due 7/15/12	936,250
	Total Oil, Gas & Consumable Fuels	2,348,500
	TOTAL ENERGY	5,006,750
FINANCIALS — 10.1%
	Consumer Finance — 2.8%
1,200,000	AmeriCredit Corp., 2.125% due 9/15/13	688,500
1,300,000	Dollar Financial Corp., Senior Notes, 2.875% due 6/30/27	981,500
	Total Consumer Finance	1,670,000

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2008 Annual Report	11

Schedule of investments continued

July 31, 2008

LEGG MASON PARTNERS CONVERTIBLE FUND
FACE AMOUNT	SECURITY	VALUE

	Diversified Financial Services — 1.0%
$700,000	Nasdaq Stock Market Inc., Senior Notes, 2.500% due 8/15/13(a)	$602,000
	Real Estate Investment Trusts (REITs) — 3.9%
1,700,000	CapitalSource Inc., Senior Subordinated Notes, 7.250% due 7/15/37	1,368,500
1,450,000	NorthStar Realty Finance LP, Senior Notes, 7.250% due 6/15/27(a)(b)	1,022,250
	Total Real Estate Investment Trusts (REITs)	2,390,750
	Thrifts & Mortgage Finance — 2.4%
3,950,000	BankUnited Capital Trust, Senior Subordinated Notes, 3.125% due 3/1/34	1,456,562
	TOTAL FINANCIALS	6,119,312
HEALTH CARE — 12.7%
	Biotechnology — 2.2%
350,000	BioMarin Pharmaceuticals Inc., Senior Subordinated Notes, 2.500% due 3/29/13	727,125
600,000	Incyte Corp., Subordinated Notes, 3.500% due 2/15/11	594,000
	Total Biotechnology	1,321,125
	Health Care Equipment & Supplies — 1.7%
1,300,000	Hologic Inc., Senior Notes, 2.000% due 12/15/37	1,007,500
	Health Care Providers & Services — 2.2%
1,050,000	Henry Schein Inc., Senior Bonds, 3.000% due 8/15/34	1,340,063
	Health Care Technology — 1.5%
1,000,000	HLTH Corp., Senior Notes, 3.125% due 9/1/25	892,500
	Life Sciences Tools & Services — 2.9%
750,000	Kendle International Inc., Senior Notes, 3.375% due 7/15/12	829,687
900,000	Millipore Corp., Senior Notes, 3.750% due 6/1/26	920,250
	Total Life Sciences Tools & Services	1,749,937
	Pharmaceuticals — 2.2%
600,000	Allergan Inc., Senior Notes, 1.500% due 4/1/26	641,250
800,000	Valeant Pharmaceuticals International, Subordinated Notes, 4.000% due 11/15/13	702,000
	Total Pharmaceuticals	1,343,250
	TOTAL HEALTH CARE	7,654,375
INDUSTRIALS — 17.8%
	Aerospace & Defense — 4.0%
1,800,000	AAR Corp., Senior Notes, 1.750% due 2/1/26	1,550,250
	Orbital Sciences Corp., Senior Subordinated Notes:
550,000	2.438% due 1/15/27(a)	668,250
150,000	2.438% due 1/15/27	182,250
	Total Aerospace & Defense	2,400,750
	Building Products — 0.7%
475,000	Trex Co. Inc., Senior Subordinated Notes, 6.000% due 7/1/12	412,656

See Notes to Financial Statements.

12	Legg Mason Partners Convertible Fund 2008 Annual Report

LEGG MASON PARTNERS CONVERTIBLE FUND
FACE AMOUNT	SECURITY	VALUE

	Electrical Equipment — 7.8%
$450,000	General Cable Corp., Senior Notes, 0.875% due 11/15/13	$585,563
1,150,000	Roper Industries Inc., Bonds, 1.481% due 1/15/34	882,625
750,000	Sunpower Corp., Senior Debentures, 1.250% due 2/15/27	1,149,375
800,000	Suntech Power Holdings Co. Ltd., 3.000% due 3/15/13(a)	848,000
1,450,000	Yingli Green Energy Holding Co. Ltd., Senior Notes, zero coupon bond to yield 2.877% due 12/15/12	1,237,937
	Total Electrical Equipment	4,703,500
	Machinery — 3.3%
600,000	Actuant Corp., Senior Subordinated Notes, 2.000% due 11/15/23	959,250
900,000	Danaher Corp., Senior Notes, zero coupon bond to yield 1.685% due 1/22/21	1,057,500
	Total Machinery	2,016,750
	Trading Companies & Distributors — 2.0%
1,100,000	WESCO International Inc., Senior Debentures, 2.625% due 10/15/25	1,212,750
	TOTAL INDUSTRIALS	10,746,406
INFORMATION TECHNOLOGY — 13.5%
	Communications Equipment — 1.0%
900,000	Powerwave Technologies Inc., Subordinated Notes, 1.875% due 11/15/24	613,125
	Electronic Equipment & Instruments — 1.8%
900,000	Anixter International Inc., Senior Notes, 1.000% due 2/15/13	1,086,750
	Internet Software & Services — 1.7%
650,000	SAVVIS Inc., Senior Notes, 3.000% due 5/15/12	476,937
300,000	Sina Corp., Subordinated Notes, zero coupon bond to yield 2.991% due 7/15/23	551,250
	Total Internet Software & Services	1,028,187
	IT Services — 2.5%
1,900,000	Euronet Worldwide Inc., Debentures, 3.500% due 10/15/25	1,524,750
	Semiconductors & Semiconductor Equipment — 2.9%
1,400,000	Conexant Systems Inc., Subordinated Notes, 4.000% due 3/1/26	1,076,250
	Jazz Technologies Inc.:
600,000	Notes, 8.000% due 12/31/11(a)	396,000
400,000	Senior Notes, 8.000% due 12/31/11	264,000
	Total Semiconductors & Semiconductor Equipment	1,736,250
	Software — 3.6%
600,000	Blackboard Inc., Senior Notes, 3.250% due 7/1/27	591,000
500,000	Lawson Software Inc., Senior Notes, 2.500% due 4/15/12(a)	485,000

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2008 Annual Report	13

Schedule of investments continued

July 31, 2008

LEGG MASON PARTNERS CONVERTIBLE FUND
FACE AMOUNT	SECURITY	VALUE

	Software — 3.6% continued
$1,000,000	Mentor Graphics Corp., Subordinated Debentures, 6.250% due 3/1/26	$1,055,000
	Total Software	2,131,000
	TOTAL INFORMATION TECHNOLOGY	8,120,062
TELECOMMUNICATION SERVICES — 4.6%
	Diversified Telecommunication Services — 1.0%
650,000	Level 3 Communications Inc., Subordinated Notes, 6.000% due 3/15/10	607,750
	Wireless Telecommunication Services — 3.6%
	NII Holdings Inc., Senior Notes:
950,000	2.750% due 8/15/25	1,188,687
250,000	2.750% due 8/15/25(a)	312,813
650,000	SBA Communications Corp., Senior Notes, 1.875% due 5/1/13(a)	693,063
	Total Wireless Telecommunication Services	2,194,563
	TOTAL TELECOMMUNICATION SERVICES	2,802,313
	TOTAL CONVERTIBLE BONDS & NOTES (Cost — $47,113,080)	45,760,281
SHARES
COMMON STOCKS — 8.9%
CONSUMER DISCRETIONARY — 2.0%
	Specialty Retail — 2.0%
30,000	Men’s Wearhouse Inc.	597,300
27,000	Staples Inc.	607,500
	TOTAL CONSUMER DISCRETIONARY	1,204,800
ENERGY — 1.8%
	Energy Equipment & Services — 1.8%
4,600	Diamond Offshore Drilling Inc.	548,780
13,995	Pride International Inc.*	542,464
	TOTAL ENERGY	1,091,244
FINANCIALS — 1.9%
	Capital Markets — 1.2%
8,398	Affiliated Managers Group Inc.*	725,587
	Diversified Financial Services — 0.7%
13,500	Bank of America Corp.	444,150
	TOTAL FINANCIALS	1,169,737
INDUSTRIALS — 1.4%
	Electrical Equipment — 1.4%
29,483	Canadian Solar Inc.*	848,226

See Notes to Financial Statements.

14	Legg Mason Partners Convertible Fund 2008 Annual Report

LEGG MASON PARTNERS CONVERTIBLE FUND
SHARES	SECURITY	VALUE

INFORMATION TECHNOLOGY — 1.8%
	Communications Equipment — 1.0%
30,000	Corning Inc.	$600,300
	Internet Software & Services — 0.5%
19,000	SAVVIS Inc.*	306,470
	Software — 0.3%
21,000	Lawson Software Inc.*	170,310
	TOTAL INFORMATION TECHNOLOGY	1,077,080
	TOTAL COMMON STOCKS (Cost — $5,516,325)	5,391,087
CONVERTIBLE PREFERRED STOCKS — 12.5%
CONSUMER DISCRETIONARY — 1.9%
	Hotels, Restaurants & Leisure — 0.7%
70,000	Six Flags Inc., 7.250%	420,000
	Media — 1.2%
900	Interpublic Group of Cos. Inc., 5.250%(a)	739,350
	TOTAL CONSUMER DISCRETIONARY	1,159,350
ENERGY — 0.9%
	Oil, Gas & Consumable Fuels — 0.9%
380	El Paso Corp., 4.990%*(b)	549,670
FINANCIALS — 6.8%
	Capital Markets — 1.0%
50,000	E*TRADE Financial Corp., 6.125%	227,000
550	Lehman Brothers Holdings Inc., 8.750%*	353,490
	Total Capital Markets	580,490
	Diversified Financial Services — 1.8%
500	Bank of America Corp., 7.250%	466,500
14,000	Citigroup Inc., 6.500%	619,360
	Total Diversified Financial Services	1,085,860
	Real Estate Investment Trusts (REITs) — 4.0%
54,000	Digital Realty Trust Inc., 4.375%	1,311,185
15,000	Simon Property Group Inc., 6.000%	1,117,200
	Total Real Estate Investment Trusts (REITs)	2,428,385
	TOTAL FINANCIALS	4,094,735
MATERIALS — 1.2%
	Chemicals — 0.9%
11,000	Celanese Corp., 4.250%	545,820
	Metals & Mining — 0.3%
1,100	Freeport-McMoRan Copper & Gold Inc., 6.750%	154,253
	TOTAL MATERIALS	700,073

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2008 Annual Report	15

Schedule of investments continued

July 31, 2008

LEGG MASON PARTNERS CONVERTIBLE FUND
SHARES	SECURITY	VALUE

UTILITIES — 1.7%
	Independent Power Producers & Energy Traders — 1.7%
450	NRG Energy Inc., 4.000%(a)	$834,300
120	NRG Energy Inc., 4.000%	222,480
	TOTAL UTILITIES	1,056,780
	TOTAL CONVERTIBLE PREFERRED STOCKS (Cost — $9,415,045)	7,560,608
PREFERRED STOCKS — 1.5%
FINANCIALS — 1.5%
	Capital Markets — 0.6%
500	Lehman Brothers Holdings Inc., 7.250%	325,000
	Diversified Financial Services — 0.9%
38,000	CIT Group Inc., 7.750%	400,520
3,000	CIT Group Inc., 8.750%	140,760
	Total Diversified Financial Services	541,280
	TOTAL PREFERRED STOCKS (Cost — $1,137,872)	866,280
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $63,182,322)	59,578,256
FACE AMOUNT
SHORT-TERM INVESTMENT — 0.1%
	Repurchase Agreement — 0.1%
$27,000	Interest in $795,846,000 joint tri-party repurchase agreement dated 7/31/08 with Deutsche Bank Securities Inc., 2.180% due 8/1/08; Proceeds at maturity — $27,002; (Fully collateralized by various U.S. government agency obligations, 3.165% to 3.500% due 3/5/10 to 6/23/10; Market value — $27,540) (Cost — $27,000)	27,000
	TOTAL INVESTMENTS — 98.8% (Cost — $63,209,322#)	59,605,256
	Other Assets in Excess of Liabilities — 1.2%	748,932
	TOTAL NET ASSETS — 100.0%	$60,354,188

*	Non-income producing security.

(a)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(b)	Security is valued in good faith at fair value by or under the discretion of the Board of Trustees (See Note 1).

#	Aggregate cost for federal income tax purposes is $64,444,638.

See Notes to Financial Statements.

16	Legg Mason Partners Convertible Fund 2008 Annual Report

Statement of assets and liabilities

July 31, 2008

ASSETS:
Investments, at value (Cost — $63,209,322)	$59,605,256
Cash	986
Receivable for securities sold	1,103,083
Dividends and interest receivable	483,377
Receivable for Fund shares sold	2,217
Prepaid expenses	29,955
Total Assets	61,224,874
LIABILITIES:
Payable for securities purchased	392,900
Payable for Fund shares repurchased	274,364
Trustees’ fees payable	42,034
Investment management fee payable	28,264
Distribution fees payable	24,509
Distributions payable	22,622
Accrued expenses	85,993
Total Liabilities	870,686
TOTAL NET ASSETS	$60,354,188
NET ASSETS:
Par value (Note 6)	$41
Paid-in capital in excess of par value	64,191,311
Undistributed net investment income	1,474,310
Accumulated net realized loss on investments	(1,707,408)
Net unrealized depreciation on investments	(3,604,066)
TOTAL NET ASSETS	$60,354,188
Shares Outstanding:
Class A	1,956,253
Class B	604,139
Class C	998,197
Class I	562,335
Net Asset Value:
Class A (and redemption price)	$14.63
Class B1	$14.57
Class C1	$14.65
Class I (and redemption price)	$14.78
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$15.52

[1]	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2008 Annual Report	17

Statement of operations

For the Year Ended July 31, 2008

INVESTMENT INCOME:
Interest	$1,752,358
Dividends	652,136
Total Investment Income	2,404,494
EXPENSES:
Investment management fee (Note 2)	503,170
Distribution fees (Notes 2 and 4)	354,439
Shareholder reports (Note 4)	79,755
Legal fees	65,900
Registration fees	57,053
Transfer agent fees (Note 4)	51,415
Audit and tax	33,400
Trustees’ fees	9,980
Insurance	2,966
Custody fees	2,193
Miscellaneous expenses	3,756
Total Expenses	1,164,027
Less: Fee waivers and/or expense reimbursements (Note 2)	(163,833)
Net Expenses	1,000,194
NET INVESTMENT INCOME	1,404,300
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Gain From Investment Transactions	3,527,931
Change in Net Unrealized Appreciation/Depreciation From Investments	(10,012,069)
NET LOSS ON INVESTMENTS	(6,484,138)
DECREASE IN NET ASSETS FROM OPERATIONS	$(5,079,838)

See Notes to Financial Statements.

18	Legg Mason Partners Convertible Fund 2008 Annual Report

Statements of changes in net assets

FOR THE YEARS ENDED JULY 31,	2008	2007
OPERATIONS:
Net investment income	$1,404,300	$1,052,214
Net realized gain	3,527,931	3,757,133
Change in net unrealized appreciation/depreciation	(10,012,069)	5,441,362
Increase (Decrease) in Net Assets From Operations	(5,079,838)	10,250,709
DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net investment income	(1,875,829)	(1,169,216)
Net realized gains	(6,469,939)	(3,697,078)
Decrease in Net Assets From Distributions to Shareholders	(8,345,768)	(4,866,294)
FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	4,050,598	7,268,321
Reinvestment of distributions	6,816,785	3,811,799
Cost of shares repurchased	(20,824,761)	(23,326,138)
Decrease in Net Assets From Fund Share Transactions	(9,957,378)	(12,246,018)
DECREASE IN NET ASSETS	(23,382,984)	(6,861,603)
NET ASSETS:
Beginning of year	83,737,172	90,598,775
End of year*	$60,354,188	$83,737,172
* Includes undistributed net investment income of:	$1,474,310	$629,248

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2008 Annual Report	19

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED JULY 31:
CLASS A SHARES[1]	2008	2007	2006	2005	2004
NET ASSET VALUE, BEGINNING OF YEAR	$17.62	$16.63	$17.84	$16.90	$15.32
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.35	0.26	0.36	0.34	0.41
Net realized and unrealized gain (loss)	(1.42)	1.76	0.31	1.27	1.78
Total income (loss) from operations	(1.07)	2.02	0.67	1.61	2.19
LESS DISTRIBUTIONS FROM:
Net investment income	(0.45)	(0.28)	(0.36)	(0.34)	(0.51)
Net realized gains	(1.47)	(0.75)	(1.52)	(0.33)	(0.10)
Total distributions	(1.92)	(1.03)	(1.88)	(0.67)	(0.61)
NET ASSET VALUE, END OF YEAR	$14.63	$17.62	$16.63	$17.84	$16.90
Total return[2]	(6.65)%	12.28%	3.86%	9.71%	14.35%
NET ASSETS, END OF YEAR (000s)	$28,625	$38,189	$37,302	$40,871	$43,840
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.39%	1.34%[3]	1.31%	1.25%	1.18%
Net expenses	1.17 [4,5]	1.20 [3,4,5]	1.15 [4,5]	1.23 [5]	1.18
Net investment income	2.19	1.45	2.06	1.99	2.39
PORTFOLIO TURNOVER RATE	83%	76%	98%	79%	113%

[1]	Per share amounts have been calculated using the average shares method.

[2]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.29% and 1.16%, respectively.

[4]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class A shares will not exceed 1.17%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

20	Legg Mason Partners Convertible Fund 2008 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED JULY 31:
CLASS B SHARES[1]	2008	2007	2006	2005	2004
NET ASSET VALUE, BEGINNING OF YEAR	$17.55	$16.56	$17.78	$16.84	$15.28
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.26	0.16	0.27	0.24	0.31
Net realized and unrealized gain (loss)	(1.40)	1.76	0.30	1.27	1.77
Total income (loss) from operations	(1.14)	1.92	0.57	1.51	2.08
LESS DISTRIBUTIONS FROM:
Net investment income	(0.37)	(0.18)	(0.27)	(0.24)	(0.42)
Net realized gains	(1.47)	(0.75)	(1.52)	(0.33)	(0.10)
Total distributions	(1.84)	(0.93)	(1.79)	(0.57)	(0.52)
NET ASSET VALUE, END OF YEAR	$14.57	$17.55	$16.56	$17.78	$16.84
Total return[2]	(7.12)%	11.73%	3.26%	9.13%	13.66%
NET ASSETS, END OF YEAR (000s)	$8,800	$14,333	$18,839	$23,506	$26,109
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.95%	1.88%[3]	1.84%	1.81%	1.74%
Net expenses	1.71 [4,5]	1.74 [3,4,5]	1.68 [4,5]	1.79 [5]	1.74
Net investment income	1.60	0.92	1.54	1.42	1.82
PORTFOLIO TURNOVER RATE	83%	76%	98%	79%	113%

[1]	Per share amounts have been calculated using the average shares method.

[2]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.83% and 1.70%, respectively.

[4]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class B shares will not exceed 1.71%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2008 Annual Report	21

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED JULY 31:
CLASS C SHARES[1]	2008	2007	2006	2005	2004
NET ASSET VALUE, BEGINNING OF YEAR	$17.64	$16.64	$17.86	$16.91	$15.33
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.23	0.13	0.24	0.21	0.27
Net realized and unrealized gain (loss)	(1.41)	1.77	0.30	1.28	1.78
Total income (loss) from operations	(1.18)	1.90	0.54	1.49	2.05
LESS DISTRIBUTIONS FROM:
Net investment income	(0.34)	(0.15)	(0.24)	(0.21)	(0.37)
Net realized gains	(1.47)	(0.75)	(1.52)	(0.33)	(0.10)
Total distributions	(1.81)	(0.90)	(1.76)	(0.54)	(0.47)
NET ASSET VALUE, END OF YEAR	$14.65	$17.64	$16.64	$17.86	$16.91
Total return[2]	(7.31)%	11.53%	3.07%	8.96%	13.42%
NET ASSETS, END OF YEAR (000s)	$14,619	$22,105	$26,353	$37,340	$43,288
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.14%	2.10%[3]	2.06%	1.99%	1.93%
Net expenses	1.89 [4,5]	1.92 [3,4,5]	1.86 [4,5]	1.97 [5]	1.93
Net investment income	1.44	0.73	1.36	1.24	1.55
PORTFOLIO TURNOVER RATE	83%	76%	98%	79%	113%

[1]	Per share amounts have been calculated using the average shares method.

[2]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 2.05% and 1.89%, respectively.

[4]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class C shares will not exceed 1.89%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

22	Legg Mason Partners Convertible Fund 2008 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED JULY 31:
CLASS I SHARES[1]	2008	2007	2006	2005	2004
NET ASSET VALUE, BEGINNING OF YEAR	$17.78	$16.77	$17.97	$17.02	$15.44
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.42	0.33	0.43	0.42	0.49
Net realized and unrealized gain (loss)	(1.44)	1.78	0.32	1.27	1.77
Total income (loss) from operations	(1.02)	2.11	0.75	1.69	2.26
LESS DISTRIBUTIONS FROM:
Net investment income	(0.51)	(0.35)	(0.43)	(0.41)	(0.58)
Net realized gains	(1.47)	(0.75)	(1.52)	(0.33)	(0.10)
Total distributions	(1.98)	(1.10)	(1.95)	(0.74)	(0.68)
NET ASSET VALUE, END OF YEAR	$14.78	$17.78	$16.77	$17.97	$17.02
Total return[2]	(6.28)%	12.74%	4.28%	10.13%	14.72%
NET ASSETS, END OF YEAR (000s)	$8,310	$9,110	$8,105	$8,395	$83,456
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	0.94%	0.97%[3]	0.92%	0.79%	0.80%
Net expenses	0.78 [4,5]	0.81 [3,4,5]	0.78 [4,5]	0.78 [5]	0.80
Net investment income	2.63	1.83	2.43	2.39	2.84
PORTFOLIO TURNOVER RATE	83%	76%	98%	79%	113%

[1]	Per share amounts have been calculated using the average shares method.

[2]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.92% and 0.78%, respectively.

[4]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 0.78%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Convertible Fund 2008 Annual Report	23

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason Partners Convertible Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

(b) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the

24	Legg Mason Partners Convertible Fund 2008 Annual Report

Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(e) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a monthly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(f) Class accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(g) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of July 31, 2008, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

(h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting.

Legg Mason Partners Convertible Fund 2008 Annual Report	25

Notes to financial statements continued

These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	UNDISTRIBUTED NET INVESTMENT INCOME	ACCUMULATED NET REALIZED LOSS	PAID-IN CAPITAL
(a)	$(244,851)	—	$244,851
(b)	1,561,442	$(1,561,442)	—

(a)	Reclassifications are primarily due to a distribution paid in connection with the redemption of Fund shares and book/tax differences in the treatment of various items.

(b)

Reclassifications are primarily due to differences between book and tax amortization of premium on fixed income securities, a book/tax differences in the treatment of distributions and book/tax differences in the treatment of contingent payment debt securities.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated at an annual rate of 0.70% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

During the year ended July 31, 2008, the Fund’s Class A, B, C and I shares had voluntary expense limitations in place of 1.17%, 1.71%, 1.89% and 0.78%, respectively.

During the year ended July 31, 2008, the Fund was reimbursed for expenses amounting to $163,833.

Effective January 1, 2008, the manager is permitted to recapture amounts previously voluntarily forgone or reimbursed by the manager to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below the voluntary fee waiver/reimbursement (“expense cap”) shown in the fee table of the Fund’s prospectus. In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Effective December 1, 2007, Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor. Prior to December 1, 2007, Citigroup Global Markets Inc. (“CGM”) and LMIS served as co-distributors of the Fund.

26	Legg Mason Partners Convertible Fund 2008 Annual Report

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended July 31, 2008, LMIS and its affiliates received sales charges of approximately $900 on sales of the Fund’s Class A shares. In addition, for the year ended July 31, 2008, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS A	CLASS B	CLASS C
CDSCs	$100	$21,000	$100

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Trustees”) to defer the receipt of all or a portion of the trustees’ fees earned until a later date specified by the Trustees. The deferred balances are reported in the Statement of Operations under Trustees’ fees and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2007. This change will have no effect on fees previously deferred. As of July 31, 2008, the Fund had accrued $16,814 as deferred compensation payable.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended July 31, 2008, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$58,568,944
Sales	74,187,195

At July 31, 2008, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$4,311,377
Gross unrealized depreciation	(9,150,759)
Net unrealized depreciation	$(4,839,382)

Legg Mason Partners Convertible Fund 2008 Annual Report	27

Notes to financial statements continued

4. Class specific expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B, and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and Class C shares calculated at an annual rate of 0.50% and 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended July 31, 2008, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES
Class A	$82,934	$24,559	$42,012
Class B	87,234	12,761	16,104
Class C	184,271	14,061	21,587
Class I	—	34	52
Total	$354,439	$51,415	$79,755

5. Distributions to shareholders by class

	YEAR ENDED JULY 31, 2008	YEAR ENDED JULY 31, 2007
Net Investment Income:
Class A	$941,082	$604,234
Class B	268,777	182,812
Class C	387,101	209,401
Class I	278,869	172,769
Total	$1,875,829	$1,169,216
Net Realized Gains:
Class A	$2,972,982	$1,560,367
Class B	1,090,473	769,168
Class C	1,665,766	1,008,529
Class I	740,718	359,014
Total	$6,469,939	$3,697,078

6. Shares of beneficial interest

At July 31, 2008, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares. Prior to April 16, 2007, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.001 per share.

28	Legg Mason Partners Convertible Fund 2008 Annual Report

Transactions in shares of each class were as follows:

	YEAR ENDED JULY 31, 2008		YEAR ENDED JULY 31, 2007
	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	204,256	$3,314,068	317,500	$5,639,906
Shares issued on reinvestment	204,443	3,237,032	99,138	1,730,923
Shares repurchased	(619,324)	(9,926,071)	(493,101)	(8,690,673)
Net decrease	(210,625)	$(3,374,971)	(76,463)	$(1,319,844)
Class B
Shares sold	9,845	$159,842	29,325	$520,646
Shares issued on reinvestment	64,988	1,024,086	38,087	661,064
Shares repurchased	(287,407)	(4,500,613)	(388,133)	(6,835,070)
Net decrease	(212,574)	$(3,316,685)	(320,721)	$(5,653,360)
Class C
Shares sold	21,309	$356,930	44,172	$782,694
Shares issued on reinvestment	105,315	1,668,607	55,448	966,495
Shares repurchased	(381,631)	(6,074,117)	(429,876)	(7,539,737)
Net decrease	(255,007)	$(4,048,580)	(330,256)	$(5,790,548)
Class I
Shares sold	13,814	$219,758	18,099	$325,075
Shares issued on reinvestment	55,559	887,060	25,714	453,317
Shares repurchased	(19,432)	(323,960)	(14,817)	(260,658)
Net increase	49,941	$782,858	28,996	$517,734

7. Income tax information and distributions to shareholders

Subsequent to the fiscal year end, the Fund has made the following distributions.

RECORD DATE PAYABLE DATE	CLASS A	CLASS B	CLASS C	CLASS I
08/28/2008 08/29/2008	$0.032500	$0.025800	$0.023600	$0.037400

The tax character of distributions paid during the fiscal years ended July 31, were as follows:

	2008	2007
Distributions Paid From:
Ordinary income	$5,375,832	$1,443,009
Net long-term capital gains	2,969,936	3,423,285
Total taxable distributions	$8,345,768	$4,866,294

Legg Mason Partners Convertible Fund 2008 Annual Report	29

Notes to financial statements continued

As of July 31, 2008, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$1,528,821
Undistributed long-term capital gains — net	62,249
Total undistributed earnings	1,591,070
Other book/tax temporary differences(a)	$(588,852)
Unrealized appreciation/(depreciation)(b)	(4,839,382)
Total accumulated earnings/(losses) — net	$(3,837,164)

(a)

Other book/tax temporary differences are attributable primarily to the deferral of post-October capital losses for tax purposes and book/tax differences in the timing of the deductibility of various expenses.

(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales, the difference between book and tax amortization methods for premiums on fixed income securities and book/tax differences in the treatment of contingent payment debt securities.

8. Regulatory matters

On May 31, 2005, the Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and CGM, a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange, among other things, for a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

30	Legg Mason Partners Convertible Fund 2008 Annual Report

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

9. Legal matters

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other

Legg Mason Partners Convertible Fund 2008 Annual Report	31

Notes to financial statements continued

things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendant’s motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

32	Legg Mason Partners Convertible Fund 2008 Annual Report

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 8. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgement was later entered. An appeal has been filed and is pending before the U.S. Court of Appeals for the Second Circuit.

10. Recent accounting pronouncements

On September 20, 2006, the Financial Accounting Standards Board (“FASB”) released Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Management has determined that there is no material impact to the Fund’s valuation policies as a result of adopting FAS 157. The Fund will implement the disclosure requirements beginning with its October 31, 2008, Form N-Q.

* * *

In March 2008, FASB issued the Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. FAS 161 requires enhanced disclosures about the Fund’s derivative and hedging activities, including how such activities are accounted for and their effect on the Fund’s financial position, performance and cash flows. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statements and related disclosures.

11. Subsequent event

Subsequent to the reporting period, turmoil due to the continuing credit crisis caused the financial markets to deteriorate. This led to certain regulatory and corporate events, which impacted certain investments of the Fund. On September 15, 2008, Lehman Brothers Holdings Inc. filed for Chapter 11 bankruptcy. The value of securities issued by Lehman Brothers, which were held by the Fund as of the end of the year have been adversely impacted. On September 16, 2008, the Fund sold these securities for a substantial loss.

Legg Mason Partners Convertible Fund 2008 Annual Report	33

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Convertible Fund, a series of Legg Mason Partners Equity Trust as of July 31, 2008, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2008, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Convertible Fund as of July 31, 2008, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

September 25, 2008

34	Legg Mason Partners Convertible Fund 2008 Annual Report

Additional information (unaudited)

Information about Trustees and Officers

The business and affairs of Legg Mason Partners Convertible Fund (the “Fund”) are managed under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers is set forth below. The Statement of Additional Information includes additional information about Trustees and is available, without charge, upon request by calling Legg Mason Partners Shareholder Services at 1-800-451-2010.

NON-INTERESTED TRUSTEES
PAUL R. ADES c/o R. Jay Gerken, CFA, Legg Mason & Co., LLC (“Legg Mason”) 620 Eighth Avenue, New York, NY 10018
Birth year	1940
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Law Firm of Paul R. Ades, PLLC (since 2000)
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None
ANDREW L. BREECH c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1952
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1991
Principal occupation(s) during past five years	President, Dealer Operating Control Service, Inc. (automotive retail management) (since 1985)
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None

Legg Mason Partners Convertible Fund	35

Additional information (unaudited) continued

Information about Trustees and Officers

DWIGHT B. CRANE c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1937
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1981
Principal occupation(s) during past five years	Independent Consultant (since 1969); Professor, Harvard Business School
Number of portfolios in fund complex overseen by Trustee	50
Other board memberships held by Trustee	None
ROBERT M. FRAYN, JR. c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1934
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1981
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None
FRANK G. HUBBARD c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1937
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1993
Principal occupation(s) during past five years	President of Avatar International, Inc. (Business Development) (since 1998)
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None

36	Legg Mason Partners Convertible Fund

HOWARD J. JOHNSON c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1938
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	From 1981 to 1998 and 2000 to Present
Principal occupation(s) during past five years	Chief Executive Officer, Genesis Imaging LLC (technology company) (since 2003)
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None
DAVID E. MARYATT c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1936
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Private Investor; President and Director, ALS Co. (real estate management and development firm) (since 1993)
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None
JEROME H. MILLER c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1938
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1995
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None

Legg Mason Partners Convertible Fund	37

Additional information (unaudited) continued

Information about Trustees and Officers

KEN MILLER c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1942
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	President of Young Stuff Apparel Group, Inc. (since 1963)
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None
JOHN J. MURPHY c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1944
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 2002
Principal occupation(s) during past five years	President; Murphy Capital Management (investment advice) (since 1983)
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	Director, Nicholas Applegate funds; Trustee; Consulting Group Capital Markets Funds; Formerly, Director, Atlantic Stewardship Bank (from 2004 to 2005); Director, Barclays International Funds Group Ltd. and affiliated companies (from 1983 to 2003)
THOMAS F. SCHLAFLY c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1948
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Of Counsel, Husch Blackwell Sanders LLP (law firm) (since 1984); President, The Saint Louis Brewery, Inc. (brewery) (since 1989)
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	Director, Citizens National Bank St. Louis, Maplewood, MO (since 2006)

38	Legg Mason Partners Convertible Fund

JERRY A. VISCIONE c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1944
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1993
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	48
Other board memberships held by Trustee	None
INTERESTED TRUSTEE
R. JAY GERKEN, CFA[3] Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1951
Position(s) held with Fund[1]	Trustee President, Chairman, and Chief Executive Officer
Term of office[1] and length of time served[2]	Since 2002
Principal occupation(s) during past five years	Managing Director of Legg Mason; Chairman of the Board and Trustee/Director of 153 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and its affiliates; President of LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason and its affiliates; Formerly, Chairman, Smith Barney Fund Management LLC (“SBFM”) and CitiFund Management Inc. (“CFM”) (from 2002 to 2005); Formerly, Chairman President and Chief Executive Officer of Travelers Investment Adviser, Inc. (“TIA”) (from 2002 to 2005)
Number of portfolios in fund complex overseen by Trustee	138
Other board memberships held by Trustee	Trustee, Consulting Group Capital Markets Funds (from 2002 to 2006)
OFFICERS
KAPREL OZSOLAK Legg Mason 55 Water Street, New York, NY 10041
Birth year	1965
Position(s) held with Fund[1]	Chief Financial Officer and Treasurer
Term of office[1] and length of time served[2]	Since 2004
Principal occupation(s) during past five years	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly, Controller of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2002 to 2004)

Legg Mason Partners Convertible Fund	39

Additional information (unaudited) continued

Information about Trustees and Officers

TED P. BECKER Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1951
Position(s) held with Fund[1]	Chief Compliance Officer
Term of office[1] and length of time served[2]	Since 2006
Principal occupation(s) during past five years	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason, LMPFA and certain affiliates (since 2006); Formerly, Managing Director of Compliance at CAM or its predecessor (from 2002 to 2005);
JOHN CHIOTA Legg Mason 300 First Stamford Place, Stamford, CT 06902
Birth year	1968
Position(s) held with Fund[1]	Chief Anti-Money Laundering Compliance Officer
Term of office[1] and length of time served[2]	Since 2006
Principal occupation(s) during past five years	Vice President of Legg Mason or its predecessor (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse
ROBERT I. FRENKEL Legg Mason 300 First Stamford Place, Stamford, CT 06902
Birth year	1954
Position(s) held with Fund[1]	Secretary and Chief Legal Officer
Term of office[1] and length of time served[2]	Since 2003
Principal occupation(s) during past five years	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessors (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); Formerly, Secretary of CFM (from 2001 to 2004)
THOMAS C. MANDIA Legg Mason 300 First Stamford Place, Stamford, CT 06902
Birth year	1962
Position(s) held with Fund[1]	Assistant Secretary
Term of office[1] and length of time served[2]	Since 2000
Principal occupation(s) during past five years	Managing Director and Deputy General Counsel of Legg Mason (since 2005); Managing Director and Deputy General Counsel for CAM (from 1992 to 2005)

40	Legg Mason Partners Convertible Fund

ALBERT LASKAJ Legg Mason 55 Water Street, New York, NY 10041
Birth year	1977
Position(s) held with Fund[1]	Controller
Term of office[1] and length of time served[2]	Since 2007
Principal occupation(s) during past five years	Vice President of Legg Mason (since 2008); Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2005 to 2007); Formerly, Accounting Manager of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2003 to 2005)
STEVEN FRANK Legg Mason 55 Water Street, New York, NY 10041
Birth year	1967
Position(s) held with Fund[1]	Controller
Term of office[1] and length of time served[2]	Since 2005
Principal occupation(s) during past five years	Vice President of Legg Mason (since 2002); Controller of certain mutual funds associated with Legg Mason or its predecessors (since 2005); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason predecessors (from 2001 to 2005)

[1]	Each Trustee and Officer serves until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

[2]	Indicates the earliest year in which the Trustee or Officer became a Board Member or Officer, as applicable for a fund in the Legg Mason Partners Fund complex.

[3]	Mr. Gerken is an “interested person” of the Trust as defined in the 1940 Act, because Mr. Gerken is an officer of LMPFA and certain of its affiliates.

Legg Mason Partners Convertible Fund	41

Important tax information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended July 31, 2008:

Record date	Monthly	12/12/2007		12/26/2007	Monthly
Payable date	August 2007 through November 2007	12/13/2007		12/27/2007	January 2008 through July 2008
Ordinary income
Qualified Dividend Income for Individuals	3.06%	3.06	%*	10.48%	11.08%
Dividends Qualifying for the Dividends Received Deduction for Corporations	4.41%	4.41	%*	4.41%	11.45%

*	Expressed as a percentage of the total ordinary income distribution.

Additionally, the Fund paid a long-term capital gain distribution of $0.673872 per share to shareholders of record on December 12, 2007.

Please retain this information for your records.

42	Legg Mason Partners Convertible Fund

Legg Mason Partners Convertible Fund

Trustees

Paul R. Ades

Andrew L. Breech

Dwight B. Crane

Robert M. Frayn, Jr.

R. Jay Gerken, CFA
Chairman

Frank G. Hubbard

Howard J. Johnson

David E. Maryatt

Jerome H. Miller

Ken Miller

John J. Murphy

Thomas F. Schlafly

Jerry A. Viscione

Investment manager

Legg Mason Partners Fund Advisor, LLC

Subadviser

ClearBridge Advisors, LLC

Distributor

Legg Mason Investor Services, LLC

Custodian

State Street Bank and Trust Company

Transfer agent

PNC Global Investment Servicing (formerly, PFPC Inc.)

4400 Computer Drive

Westborough,

Massachusetts 01581

Independent registered public accounting firm

KPMG LLP

345 Park Avenue

New York, New York 10154

Legg Mason Partners Convertible Fund

The Fund is a separate investment series of Legg Mason Partners Equity Trust, a Maryland business trust.

LEGG MASON PARTNERS CONVERTIBLE FUND

Legg Mason Partners Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Legg Mason Partners Shareholder Services at 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio transactions are available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Legg Mason Partners Convertible Fund. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

©2008 Legg Mason Investor Services, LLC

Member FINRA, SIPC

BUILT TO WINSM

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	In the Pensions & Investments May 27, 2008 ranking, Legg Mason is the 9th largest asset manager in the world on worldwide assets under management as of December 31, 2007.

www.leggmason.com/individualinvestors

©2008 Legg Mason Investor Services, LLC Member FINRA, SIPC

FD01020 9/08 SR08-652

NOT PART OF THE ANNUAL REPORT